Exhibit 99.1

Bristol Myers Squibb Reports Second Quarter 2020 Financial Results
•Reports Second Quarter Revenues of $10.1 Billion
•Posts GAAP Loss Per Share of $0.04 and Non-GAAP EPS of $1.63
•Advances Pipeline with Positive Topline Results for Zeposia in Ulcerative Colitis; Approvals for Opdivo plus Yervoy in Lung Cancer
•Updates 2020 GAAP EPS Guidance Range from $0.37-$0.57 to ($0.06)-$0.09 and Non-GAAP EPS Guidance Range from $6.00-$6.20 to $6.10-$6.25

(NEW YORK, August 6, 2020) – Bristol Myers Squibb (NYSE:BMY) today reports results for the second quarter of 2020, which reflect strong product sales, continued advancement of the pipeline and robust operating performance.

“Our second quarter results reflect the passion and focus of our employees, who continue to introduce new medicines, support patients with serious diseases and deliver strong results during the COVID-19 pandemic,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol Myers Squibb. “Our teams drove strong commercial execution while continuing to progress our integration initiatives. With several new product launches and the achievement of multiple milestones from our late-stage pipeline, I am confident that we are building a leading biopharma with a renewed portfolio of transformational medicines. Our financial flexibility and continued opportunities to invest in innovation position us well to deliver for the long-term.”

	Second Quarter
$ amounts in millions, except per share amounts
	2020	2019	Change
Total Revenues	$10,129	$6,273	61%
GAAP Diluted (Loss)/EPS	(0.04)	0.87	N/A
Non-GAAP Diluted EPS	1.63	1.18	38%
Total Pro Forma Revenues*	10,129	10,160	0%

* The pro forma revenues assume the company’s acquisition of Celgene (Celgene Acquisition) and its divestiture of Otezla® to Amgen Inc. (Otezla® Divestiture) occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. See “Worldwide Pro Forma Revenue” in Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the revenue of the company and Celgene on a stand-alone basis for the prior-year period. Otezla® is a trademark of Amgen Inc.

SECOND QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2019 unless otherwise stated.

•Bristol Myers Squibb posted second quarter revenues of $10.1 billion, an increase of 61% on a reported basis, or 63% when adjusted for foreign exchange. The increase was driven primarily by the impact of the Celgene Acquisition, which was completed on November 20, 2019. Revenues remained consistent on a pro forma basis, as sales were estimated to be negatively impacted by approximately $600 million due mainly to COVID-19 related channel inventory work downs from the first quarter, as well as lower demand resulting from reduced new patient starts and fewer patient visits to physicians in the pandemic.

•U.S. revenues increased 77% to $6.5 billion in the quarter. International revenues increased 40% to $3.6 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 43%.

•Gross margin as a percentage of revenue increased from 68.6% to 73.4% in the quarter primarily due to product mix, partially offset by the unwinding of inventory purchase price accounting adjustments.

•Marketing, selling and administrative expenses increased 51% to $1.6 billion in the quarter primarily due to $600 million of costs associated with the broader portfolio resulting from the Celgene Acquisition.

•Research and development expenses increased 90% to $2.5 billion in the quarter primarily due to $1.1 billion of costs associated with the broader portfolio resulting from the Celgene Acquisition.

•Amortization of acquired intangible assets was $2.4 billion in the quarter primarily due to the Celgene Acquisition.

•Income taxes were $1.7 billion on pre-tax earnings of $1.6 billion in the quarter primarily due to tax charges resulting from an internal transfer of certain intangible assets and the Otezla® Divestiture and purchase price adjustments. The effective tax rate was 19.0% in the same period a year ago.

•The company reported net loss attributable to Bristol Myers Squibb of $85 million, or $0.04 per share, in the second quarter, compared to net earnings of $1.4 billion, or $0.87 per share, for the same period a year ago. The results in the current quarter include costs and expenses resulting from purchase price accounting, contingent value rights fair value adjustments and other acquisition and integration expenses.

•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $3.8 billion, or $1.63 per share, in the second quarter, compared to net earnings of $1.9 billion, or $1.18 per share, for the same period a year ago. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

•Cash, cash equivalents and marketable debt securities were $22.2 billion and debt was $46.7 billion, as of June 30, 2020.
SECOND QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended June 30, 2020 on Reported Basis	% Change from Quarter Ended June 30, 2019 on Reported Basis	% Change from Quarter Ended June 30, 2019 on Pro Forma Basis**
Revlimid	$2,884	N/A*	6%
Eliquis	$2,163	6%	6%
Opdivo	$1,653	(9)%	(9)%
Orencia	$750	(4)%	(4)%
Pomalyst/Imnovid	$745	N/A*	21%
Sprycel	$511	(6)%	(6)%
Yervoy	$369	1%	1%
Abraxane	$308	N/A*	(2)%
Empliciti	$97	7%	7%
Reblozyl	$55	N/A*	N/A
Inrebic	$15	N/A*	N/A
Zeposia	$1	N/A*	N/A
* Products were acquired as part of the Celgene Acquisition.
** Pro forma product revenues assume the Celgene Acquisition and the Otezla® Divestiture occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring product revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. See “Worldwide Pro Forma Revenues” in the Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the product revenue of the company and Celgene for the prior-year period.

FIRST HALF PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Six Months Ended June 30, 2020 on Reported Basis	% Change from Six Months Ended June 30, 2019 on Reported Basis	% Change from Six Months Ended June 30, 2019 on Pro Forma Basis**
Revlimid	$5,799	N/A*	10%
Eliquis	$4,804	21%	21%
Opdivo	$3,419	(6)%	(6)%
Orencia	$1,464	3%	3%
Pomalyst/Imnovid	$1,458	N/A*	25%
Sprycel	$1,032	3%	3%
Yervoy	$765	2%	2%
Abraxane	$608	N/A*	2%
Empliciti	$194	11%	11%
Reblozyl	$63	N/A*	N/A
Inrebic	$27	N/A*	N/A
Zeposia	$1	N/A*	N/A
* Products were acquired as part of the Celgene Acquisition.
** Pro forma product revenues assume the Celgene Acquisition and the Otezla® Divestiture occurred on January 1, 2019 and exclude foreign currency hedge gains and losses. Management believes that measuring product revenue rates on a comparable pro forma basis is an appropriate way for investors to best understand the underlying performance of the business. See “Worldwide Pro Forma Revenues” in the Quarterly Package of Financial Information for this quarter, which is available on bms.com/investors/financial-reporting/quarterly-results, for information on the product revenue of the company and Celgene for the prior-year period.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

Cardiovascular

Eliquis

Patent Update
•In August, the Bristol-Myers Squibb-Pfizer Alliance announced the U.S. District Court decision to uphold both the composition of matter patent (US 6,967,208) and formulation patent (US 9,326,945) covering Eliquis® (apixaban). (link)

Oncology and Hematology

Opdivo

Regulatory
•In June, the company announced the U.S. Food and Drug Administration (U.S. FDA) approval of Opdivo (nivolumab) for the treatment of patients with unresectable advanced, recurrent or metastatic esophageal squamous cell carcinoma (ESCC) after prior fluoropyrimidine-and platinum-based chemotherapy. (link)
•In May, the company announced Opdivo plus Yervoy (ipilimumab) given with two cycles of platinum-doublet chemotherapy was approved by the U.S. FDA for the first-line treatment of adult patients with metastatic or recurrent non-small cell lung cancer (NSCLC) with no EGFR or ALK genomic tumor aberrations. This approval was based on the Phase 3 CheckMate -9LA study. (link)
•In May, the company announced the U.S. FDA approved Opdivo plus Yervoy for the first-line treatment of adult patients with metastatic NSCLC whose tumors express PD-LI>1% as determined by an FDA-approved test, with no EGFR or ALK genomic tumor aberrations. This approval was based on data from Part 1a of the Phase 3 Checkmate -227 study. (link)

Reblozyl

Regulatory
•In June, the company and Acceleron Pharma Inc. announced the European Commission (EC) approved Reblozyl (luspatercept) for the treatment of transfusion-dependent anemia in adult patients with myelodysplastic syndromes (MDS) or beta thalassemia. (link)

ide-cel

Regulatory
•In July, the company and bluebird bio, Inc. announced that the companies submitted the Biologics License Application (BLA) to the U.S. FDA for idecabtagene vicleucel (ide-cel; bb2121) for patients with heavily pre-treated relapsed and refractory multiple myeloma. This submission follows the company’s receipt of a Refusal to File letter from the U.S. FDA in May 2020 following the original BLA submission from March 2020. (link)

•In May, the company announced that the European Medicines Agency (EMA) validated its Marketing Authorization Application (MAA) for ide-cel; bb2121, the company’s investigational B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T cell immunotherapy co-developed with bluebird bio, Inc., for the treatment of adult patients with multiple myeloma who have received at least three prior therapies, including an immunomodulatory agent, a proteasome inhibitor and an anti-CD38 antibody. (link)

CC-486

Regulatory
•In May, the company announced that the EMA validated its MAA for CC-486 for the maintenance treatment of adult patients with acute myeloid leukemia (AML), who achieved complete remission (CR) or CR with incomplete blood count recovery (CRi), following induction therapy with or without consolidation treatment, and who are not candidates for, or who choose not to proceed to, hematopoietic stem cell transplantation. (link)

Pomalyst

Regulatory
•In May, the company announced that the U.S. FDA approved Pomalyst (pomalidomide) for patients with AIDS-related Kaposi sarcoma whose disease has become resistant to highly active antiretroviral therapy (HAART), or in patients with Kaposi sarcoma who are HIV-negative. (link)

Liso-cel

Regulatory
•In July, the company announced that the EMA validated the MAA for liso-cel (lisocabtagene maraleucel), a CD19-directed chimeric antigen receptor (CAR) T cell therapy for the treatment of adults with relapsed or refractory large B-cell lymphoma after at least two prior therapies. (link)

Medical Conferences

•In May, at the American Society of Clinical Oncology (ASCO) 2020 Virtual Scientific Program, the company announced important new data and analysis across its cancer portfolio (link), including:
◦First disclosure of data from the Phase 3 CheckMate -9LA trial evaluating Opdivo plus Yervoy given concomitantly with two cycles of chemotherapy, for the first-line treatment of metastatic NSCLC. (link)
◦Three-year follow-up results from the Phase 3 Checkmate -227 trial, demonstrating that Opdivo plus Yervoy provided sustained improvements in overall survival (OS) and additional efficacy measures as a first-line treatment for patients with metastatic NSCLC. (link)
◦First presentation of data from the Phase 2 KarMMA study with bluebird bio, Inc. evaluating the efficacy and safety of the companies’ investigational B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T cell immunotherapy, idecabtagene vicleucel (ide-cel; bb2121), in patients with relapsed and refractory multiple myeloma. (link)
•In June, at the 25th European Hematology Association (EHA), the company announced important new data and analysis from 60 company-sponsored studies, highlighting the company’s approaches to treating blood cancers and other diseases. (link)

Immunology

Zeposia

Commercial
•In June, the company announced the commercial launch and availability of Zeposia (ozanimod), a new oral treatment for relapsing forms of multiple sclerosis, in the U.S. Zeposia was approved by the U.S. FDA on March 25, 2020. (link)

Regulatory
•In May, the company announced the EC approval Zeposia for the treatment of adult patients in the European Union with relapsing forms of multiple sclerosis. (link)

Clinical
•In June, the company announced results from True North, a pivotal Phase 3 trial evaluating oral Zeposia as an induction and maintenance therapy for adult patients with moderate to severe ulcerative colitis. True North met both primary endpoints of clinical remission in induction at Week 10 and in maintenance at Week 52. (link)

Orencia

Clinical
•In June, at the European E-Congress of Rheumatology (EULAR) 2020, the company announced results from the open-label switch period of Early AMPLE, a Phase IV exploratory biomarker study assessing the differences by which Orencia (abatacept) and adalimumab, interfere with disease progression in moderate-to-severe early rheumatoid arthritis (RA) patients who tested positive (seropositive) for certain autoantibodies. (link)

COVID-19 Pandemic Response
During the current world health crisis, the company continues to take all necessary actions to promote public health by carrying out its mission of providing life-saving medicines to the patients who depend on the company and supporting relief efforts across the globe. (link)

Financial Guidance
Bristol Myers Squibb is updating its 2020 GAAP EPS guidance range from $0.37 - $0.57 to ($0.06) - $0.09. In addition, the company is updating its 2020 non-GAAP EPS guidance range of $6.00 - $6.20 to $6.10 - $6.25. Adjusted 2020 GAAP and non-GAAP line items are:

	GAAP	non-GAAP
Revenue	$40.5B - $42.0B	$40.5B - $42.0B
Gross margin as a percentage of revenue	Approximately 74%	Approximately 80%
Marketing, selling, and administrative expense	$6.5B - $6.7B	$6.5B - $6.7B
Research and development expense	$9.7B - $9.9B	$9.2B - $9.4B
Other (income)/expense, net	$0.9B - $1.1B	($0.1B) - $0.1B
Effective tax rate	Approximately 100%	16-17%

Weighted average diluted shares	Approximately 2.3 Billion	Approximately 2.3 Billion

EPS guidance	($0.06) - $0.09	$6.10 - $6.25

The 2020 guidance assumes the peak impact of the current COVID-19 crisis on the business would occur in the second quarter of 2020, with a return to a more stable business environment in the third quarter and minimal impact from the fourth quarter of 2020 onwards. Additional key factors assumed in guidance now include:
•Mid-July foreign exchange and interest rates apply.
•Products that saw significant advanced buying at the end of the first quarter will see that inventory work-down during the rest of the year, mostly in the second quarter, which the company experienced, and to a lesser degree in the third and fourth quarters.
•A reduction in new-to-brand prescriptions, and on physician administered product demand during the second quarter, recovering during the third quarter and fully recovered in the fourth quarter.
•All clinical trial activities are planned to resume by the end of the year where local country restrictions have been lifted.

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The 2020 non-GAAP EPS guidance further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” A reconciliation of non-GAAP financial measures to the most comparable GAAP measure and the reasons why management believes the use of these measures is important are provided in supplemental materials available on the company’s website. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on August 6 at 8:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 800-458-4121 or international 786-789-4772, confirmation code: 8970168, or using this link, which becomes active 15 minutes prior to the scheduled start time and entering your information to be connected. Materials related to the call will be available at the same website prior to the conference call.
A replay of the call will be available beginning at 12:00 p.m. ET on August 6 through 12:00 p.m. ET on August 20, 2020. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 8970168.

Use of Non-GAAP Financial Information
This earnings release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are available on the company’s website at www.bms.com.

These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets beginning in the fourth quarter of 2019, including product rights that generate a significant portion of our ongoing revenue, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from upfront or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene Acquisition, pension, legal and other contractual settlement charges, interest expense on the notes issued in May 2019 incurred prior to the Celgene Acquisition and interest income earned on the net proceeds of those notes, equity investment and contingent value rights fair value adjustments and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact resulting from internal transfer of intangible assets and the Otezla® Divestiture. This earnings release also provides international revenues excluding the impact of foreign exchange.

Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Amortization of acquired intangible assets were previously included in non-GAAP earnings and EPS information. These amounts have become significant to the financial results subsequent to the Celgene Acquisition and as a result, have been excluded in the non-GAAP results to better reflect our core operating performance. Comparable prior period non-GAAP results have not been revised to include this adjustment as the related amounts were insignificant ($24 million and $48 million for the three and six months ended June 30, 2019, respectively).

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the Celgene Acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products and the impact, and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes, on the company’s ability to realize the anticipated benefits from the Celgene Acquisition; the impact of the company’s significant additional indebtedness that it incurred and its issuance of additional shares in connection with the Celgene Acquisition on its ability to operate the combined company; various risks related to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations, the possibility of the COVID-19 pandemic delaying the timing of the FDA’s approval decisions and that the company cannot reasonably assess or predict at this time the full extent of the adverse effect that the COVID-19 pandemic will have on its business, financial condition, results of operations and cash flows; challenges inherent in new product development, including obtaining and maintaining regulatory approval; increasing pricing pressures from market access, pharmaceutical pricing controls and discounting and other restrictions in the United States, the European Union and other regions around the world (including changes in rules and practices of managed care organizations and institutional and governmental purchasers and the proposals contained in the “American Patient First Blueprint” and the executive orders issued by the U.S. federal government in July designed to regulate prices and payment for pharmaceutical products); the possibility of difficulties and delays in product introduction and commercialization; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any U.S. healthcare reform and legislation or regulatory action in the U.S. and markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; changes in tax law and regulations; any decline in the company’s future royalty streams; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s ability to attract and retain key personnel; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s dependency on several key products; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; and issuance of new or revised accounting standards. In addition, the 2020 financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities (together, the “Recovery Process”), among other things. If the actual Recovery Process differs materially from our assumptions, the impact of COVID-19 on our business could be worse than expected and our results may be negatively impacted.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2020	2019	% Change	2020	2019	% Change
Prioritized Brands
Revlimid	$2,884	$—	N/A	$2,048	$—	N/A
Eliquis	2,163	2,042	6%	1,363	1,269	7%
Opdivo	1,653	1,823	(9)%	956	1,112	(14)%
Orencia	750	778	(4)%	554	566	(2)%
Pomalyst/Imnovid	745	—	N/A	522	—	N/A
Sprycel	511	544	(6)%	308	307	—
Yervoy	369	367	1%	254	253	—
Abraxane	308	—	N/A	218	—	N/A
Empliciti	97	91	7%	59	63	(6)%
Reblozyl	55	—	N/A	55	—	N/A
Inrebic	15	—	N/A	15	—	N/A
Zeposia	1	—	N/A	1	—	N/A

Established Brands
Baraclude	121	147	(18)%	3	7	(57)%
Vidaza	126	—	N/A	—	—	N/A
Other Brands(a)	331	481	(31)%	131	90	46%

Total	$10,129	$6,273	61%	$6,487	$3,667	77%
(a) Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter brands and royalty revenue. Other Brands includes $83 million worldwide and $66 million U.S. revenues relating to Celgene products for the three months ended June 30, 2020.
(b) Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2020	2019	% Change	2020	2019	% Change
Prioritized Brands
Revlimid	$5,799	$—	N/A	$4,014	$—	N/A
Eliquis	4,804	3,967	21%	3,140	2,475	27%
Opdivo	3,419	3,624	(6)%	1,964	2,236	(12)%
Orencia	1,464	1,418	3%	1,054	1,015	4%
Pomalyst/Imnovid	1,458	—	N/A	1,011	—	N/A
Sprycel	1,032	1,003	3%	608	547	11%
Yervoy	765	751	2%	511	528	(3)%
Abraxane	608	—	N/A	423	—	N/A
Empliciti	194	174	11%	118	121	(2)%
Reblozyl	63	—	N/A	63	—	N/A
Inrebic	27	—	N/A	27	—	N/A
Zeposia	1	—	N/A	1	—	N/A

Established Brands
Baraclude	243	288	(16)%	6	14	(57)%
Vidaza	284	—	N/A	2	—	N/A
Other Brands(a)	749	968	(23)%	311	180	73%

Total	$20,910	$12,193	71%	$13,253	$7,116	86%
(a) Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter brands and royalty revenue. Other Brands includes $205 million worldwide and $169 million U.S. revenues relating to Celgene products for the six months ended June 30, 2020.
(b) Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020(c)	2019	2020(c)	2019
Net product sales	$9,817	$6,031	$20,358	$11,744
Alliance and other revenues	312	242	552	449
Total Revenues	10,129	6,273	20,910	12,193

Cost of products sold(a)	2,699	1,972	6,361	3,796
Marketing, selling and administrative	1,628	1,076	3,234	2,082
Research and development	2,522	1,325	4,894	2,673
Amortization of acquired intangible assets	2,389	24	4,671	48
Other (income)/expense, net	(736)	100	427	(161)
Total Expenses	8,502	4,497	19,587	8,438

Earnings Before Income Taxes	1,627	1,776	1,323	3,755
Provision for Income Taxes	1,707	337	2,169	601

Net (Loss)/Earnings	(80)	1,439	(846)	3,154
Noncontrolling Interest	5	7	14	12
Net (Loss)/Earnings Attributable to BMS	$(85)	$1,432	$(860)	$3,142

Weighted-Average Common Shares Outstanding:
Basic	2,263	1,636	2,261	1,635
Diluted	2,263	1,637	2,261	1,637

(Loss)/Earnings per Common Share:
Basic	$(0.04)	$0.88	$(0.38)	$1.92
Diluted	(0.04)	0.87	(0.38)	1.92

Other (income)/expense, net
Interest expense(b)	$357	$123	$719	$168
Pension and postretirement	(2)	26	(6)	70
Royalties and licensing income	(311)	(303)	(721)	(611)
Divestiture losses/(gains)	9	8	(7)	8
Acquisition expenses	—	303	—	468
Contingent consideration	(165)	—	391	—
Investment income	(25)	(119)	(86)	(175)
Integration expenses	166	106	340	128
Provision for restructuring	115	10	275	22
Equity investment gains	(818)	(71)	(479)	(246)
Litigation and other settlements	(1)	—	31	1
Transition and other service fees	(50)	(2)	(111)	(4)
Intangible asset impairment	21	15	21	15
Reversion excise tax	—	—	76	—
Other	(32)	4	(16)	(5)
Other (income)/expense, net	$(736)	$100	$427	$(161)
(a) Excludes amortization of acquired intangible assets.
(b) Includes amortization of purchase price adjustments to Celgene debt.
(c) Includes Celgene results of operations for the entire period.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020(b)	2019	2020(b)	2019
Inventory purchase price accounting adjustments	$714	$—	$2,134	$—
Employee compensation charges	1	—	3	—
Site exit and other costs	13	139	29	151
Cost of products sold	728	139	2,166	151

Employee compensation charges	12	—	27	—
Site exit and other costs	(1)	—	5	1
Marketing, selling and administrative	11	—	32	1

License and asset acquisition charges	300	25	325	25
IPRD impairments	—	—	—	32
Inventory purchase price accounting adjustments	—	—	17	—
Employee compensation charges	15	—	33	—
Site exit and other costs	39	19	95	38
Research and development	354	44	470	95

Amortization of acquired intangible assets	2,389	—	4,671	—

Interest expense(a)	(41)	83	(82)	83
Pension and postretirement	—	44	—	93
Royalties and licensing income	(18)	—	(101)	—
Divestiture losses/(gains)	9	8	(7)	8
Acquisition expenses	—	303	—	468
Contingent consideration	(165)	—	391	—
Investment income	—	(54)	—	(54)
Integration expenses	166	106	340	128
Provision for restructuring	115	10	275	22
Equity investment gains	(818)	(71)	(479)	(246)
Reversion excise tax	—	—	76	—
Other (income)/expense, net	(752)	429	413	502

Increase to pretax income	2,730	612	7,752	749

Income taxes on items above	(3)	(105)	(294)	(148)
Income taxes attributed to Otezla® divestiture	255	—	255	—
Income taxes attributed to internal transfer of intangible assets	853	—	853	—
Income taxes	1,105	(105)	814	(148)

Increase to net earnings	$3,835	$507	$8,566	$601
(a) Includes amortization of purchase price adjustments to Celgene debt.
(b) Includes Celgene results of operations for the entire period.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	GAAP(a)	Specified Items(a)(b)	Non-GAAP(a)	GAAP	Specified Items(a)(b)	Non-GAAP(a)
Gross Profit	$7,430	$728	$8,158	$14,549	$2,166	$16,715
Marketing, selling and administrative	1,628	(11)	1,617	3,234	(32)	3,202
Research and development	2,522	(354)	2,168	4,894	(470)	4,424
Amortization of acquired intangible assets	2,389	(2,389)	—	4,671	(4,671)	—
Other (income)/expense, net	(736)	752	16	427	(413)	14
Earnings Before Income Taxes	1,627	2,730	4,357	1,323	7,752	9,075
Provision for Income Taxes	1,707	(1,105)	602	2,169	(814)	1,355
Noncontrolling interest	5	—	5	14	—	14

Net (Loss)/Earnings Attributable to BMS used for Diluted EPS Calculation	$(85)	$3,835	$3,750	$(860)	$8,566	$7,706

Weighted-Average Common Shares Outstanding - Diluted	2,263	2,297	2,297	2,261	2,298	2,298
Diluted (Loss)/Earnings Per Share	$(0.04)	$1.67	$1.63	$(0.38)	$3.73	$3.35

Effective Tax Rate	104.9%	(91.1)%	13.8%	163.9%	(149.0)%	14.9%

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
	GAAP	Specified Items(b)	Non-GAAP	GAAP	Specified Items(b)	Non-GAAP
Gross Profit	$4,301	$139	$4,440	$8,397	$151	$8,548
Marketing, selling and administrative	1,076	—	1,076	2,082	(1)	2,081
Research and development	1,325	(44)	1,281	2,673	(95)	2,578
Amortization of acquired intangible assets	24	—	24	48	—	48
Other (income)/expense, net	100	(429)	(329)	(161)	(502)	(663)
Earnings Before Income Taxes	1,776	612	2,388	3,755	749	4,504
Provision for Income Taxes	337	105	442	601	148	749
Noncontrolling interest	7	—	7	12	—	12

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,432	$507	$1,939	$3,142	$601	$3,743

Weighted-Average Common Shares Outstanding - Diluted	1,637	1,637	1,637	1,637	1,637	1,637
Diluted Earnings Per Share	$0.87	$0.31	$1.18	$1.92	$0.37	$2.29

Effective Tax Rate	19.0%	(0.5)%	18.5%	16.0%	0.6%	16.6%
(a) Includes Celgene results of operations for the entire period.
(b) Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF JUNE 30, 2020 AND DECEMBER 31, 2019
(Unaudited, dollars in millions)

	June 30, 2020	December 31, 2019
Cash and cash equivalents	$19,934	$12,346
Marketable debt securities - current	1,724	3,047
Marketable debt securities - non-current	523	767
Cash, cash equivalents and marketable debt securities	22,181	16,160
Short-term debt obligations	(4,819)	(3,346)
Long-term debt	(41,853)	(43,387)
Net debt position	$(24,491)	$(30,573)

Contact
Media: 609-252-3345, media@bms.com
Investor Relations: Tim Power, 609-252-7509, timothy.power@bms.com; Nina Goworek, 908-673-9711, nina.goworek@bms.com